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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Carey,       Francis         J.               W.P. Carey & Co. LLC ("WPC")                  to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. or Identification  4. Statement for    ----              ---
                                                  Number of Reporting          Month/Year        X  Officer (give    Other (Specify
             485 Lewis Lane                       Person, if an entity          May 2001        ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                                              Vice Chairman
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                    ###-##-####              (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
   Ambler,          PA             19002                                                         ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Securities    6. Ownership Form:
    (Instr. 3)                     action      tion         or Disposed of (D)           Beneficially Owned         Direct (D) or
                                   Date        Code         (Instr. 3, 4 and 5)          at End of Month            Indirect (I)
                                               (Instr. 8)                                (Instr. 3 and 4)           (Instr. 4)
                                  (Month/
                                   Day/   ---------------------------------------
                                   Year)  Code    V      Amount   (A) or    Price
                                                                  (D)

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Common Stock                     5/4/01   J(1)           5,538     A          ---               94,533           D
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                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership Form
   Security                     Derivative              of Derivative
   (Instr. 3)                   Securities              Securities
                                Beneficially            Beneficially
                                Owned at End            Owned at End
                                of Month                of Month
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses: (1) Distribution by Carey Property Advisors LP to its partners.


               /s/ Francis J. Carey                      6/8/2001
               --------------------------------        ------------
               ** Signature of Reporting Person            Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
          See 18. U.S.C. 1001 and 15 U.S.C. 78ff(a)

    Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.